MUNIHOLDINGS CALIFORNIA INSURED FUND, INC.

FILE # 811-8573

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/13/01	Puerto Rico Elec Pwr Auth Rev 5.375% 07/01/19	$4,530,000	$515,305,000	Goldman Sachs
		$	$
		$	$
		$	$